UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2025

Udemy, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40956	27-1779864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Harrison Street, 3rd Floor
San Francisco, California		94107
(Address of Principal Executive Offices)		(Zip Code)

(415) 813-1710
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	UDMY	The Nasdaq Stock Market LLC (The Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 11, 2025, Eren Bali, Chief Technology Officer of Udemy, Inc. (the “Company”), transitioned from his role as Chief Technology Officer to Head of Innovation.
In connection with this transition, the Company and Mr. Bali entered into an employment offer letter dated as of June 9, 2025 (the “Employment Agreement”). The Employment Agreement does not have a specific term and provides that Mr. Bali will be an at-will employee. The Employment Agreement provides that, from June 11, 2025 to August 15, 2025, Mr. Bali will serve on a full-time basis and continue with his current compensation and benefits, provided that Mr. Bali will cease to be eligible for the Company’s 2025 annual bonus opportunity and Mr. Bali’s change-in-control and severance agreement shall terminate and cease to apply, in each case as of June 11, 2025. After August 15, 2025, the Employment Agreement provides that Mr. Bali will serve on a part-time basis and be entitled to a base salary of $120,000 per year. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 hereto.
On June 8, 2025, the Board appointed Ozzie Goldschmied to succeed Mr. Bali as Chief Technology Officer, effective as of June 11, 2025. Mr. Goldschmied, age 48, has worked as an independent consultant from January 2021 to June 2025, including as founder and CEO of GoldenRock Inc., a technical consultancy, from October 2022 to June 2025. Mr. Goldschmied previously served at Dayforce, Inc. (f/k/a Ceridian HCM Holding, Inc.) as its Executive Vice President and Chief Technology Officer from October 2014 to December 2020 and as Senior Vice President of Research and Development from February 2012 to September 2014. Mr. Goldschmied joined Dayforce, Inc. in 2012 upon the company’s acquisition of Dayforce Corporation, where Mr. Goldschmied served as Senior Vice President of Engineering. He holds a Bachelor of Mathematics in Computer Science from the University of Waterloo.
In connection with Mr. Goldschmied’s appointment as Chief Technology Officer, the Company and Mr. Goldschmied entered into a consulting agreement dated as of June 11, 2025 (the “Consulting Agreement”). The Consulting Agreement has a term lasting until the later of August 15, 2025 or the date reasonably necessary to complete the formation of the Company’s Canadian subsidiary and implement the necessary services to employ local personnel (the “Consulting Period”). Pursuant to the Consulting Agreement, Mr. Goldschmied will be entitled to a cash consulting fee of $39,166.67 per month, as well as an initial grant of 645,000 restricted stock units (“RSUs”), which RSUs will be issued pursuant to the Company’s 2021 Equity Incentive Plan and form of RSU award agreement thereunder. One-third of the RSUs will vest after one year, with the remainder vesting in equal quarterly installments over the following two years. The foregoing description of the Consulting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.2 hereto. Additionally, the Company will enter into its standard form of indemnification agreement with Mr. Goldschmied.
Upon the conclusion of the Consulting Period, the Company intends to transition Mr. Goldschmied to an employee of a wholly owned Canadian subsidiary, pursuant to the terms of an employment contract in the form attached as Exhibit B to the Consulting Agreement. At such time, the Company also intends to enter into a change in control and severance agreement with Mr. Goldschmied in the form attached as Exhibit C to the Consulting Agreement.
On June 11, 2025, the Company issued a press release announcing the matters described in this Item 5.02, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description

10.1	Employment Offer Letter, dated June 9, 2025, by and between the Company and Eren Bali
10.2	Consulting Agreement, dated June 11, 2025, by and between the Company and Ozzie Goldschmied
99.1	Press release dated June 11, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UDEMY, INC.

Date:	June 11, 2025	By:	/s/ Ken Hirschman
Ken Hirschman General Counsel